UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 20, 2007

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
State or Other Jurisdiction of	Commission File No.	I.R.S. Employer
Incorporation or		Identification Number
Organization

201 North Broadway

Greensburg, Indiana 47240

(Address of principal executive offices)

(812) 663-0157

(Registrant’s Telephone Number,

Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)                Material Compensatory Plans, Contracts or Arrangements

Bonuses for Named Executive Officers

On February 20, 2007, the Compensation Committee of the Board of Directors approved bonuses payable for services performed in 2006 to the Company’s Chief Executive Officer, Chief Financial Officer, and the other “Named Executive Officers” identified in the Company’s proxy statement for the 2006 annual meeting of shareholders which was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2006, and who are currently employed by the Company.  The bonuses approved are as follows:

Name and Title	Bonus
James L. Saner, Sr. President and Chief Executive Officer	$61,263

James M. Anderson Senior Vice President and Chief Financial Officer	$24,725

John C. Parker Senior Vice President — Operations	$23,247

Daryl R. Tressler President and CEO, MainSource Bank	$32,787

2007 Base Salary and Option Grants

On February 20, 2007, the Compensation Committee approved the 2007 base salary (effective as of March 1, 2007) and granted options to purchase shares of common stock for the Company’s Chief Executive Officer, Chief Financial Officer, and the other “Named Executive Officers”, all as set forth in the table below.  Each of the options were granted under the Company’s 2003 Stock Option Plan, have an exercise price of $17.01 per share (equal to the closing price of the Company’s common stock as reported by NASDAQ on February 19, 2007), and vest over a four year period with 10% of the stock vesting on December 31, 2007, 20% vesting on December 31, 2008, 30% vesting on December 31, 2009, and 40% vesting on December 31, 2010.

Name and Title	2007 Base Salary	Options
James L. Saner, Sr. President and Chief Executive Officer	$325,000	16,555

James M. Anderson Senior Vice President and Chief Financial Officer	$155,000	5,000

John C. Parker Senior Vice President — Operations	$150,000	5,000

Daryl R. Tressler President and CEO, MainSource Bank	$213,000	1,000

Change in Control Agreement

On February 20, 2007, the Company entered into a Change In Control Agreement (the “Agreement”) with James M. Anderson, the Company’s Chief Financial Officer.  The Agreement was executed in replacement of the Executive Severance Agreement between Mr. Anderson and Company previously executed on January 16, 2001, and disclosed as Exhibit 10.6 in the Company’s Annual Report on Form 10-K for the year ending December 31, 2005, which was filed with the SEC on March 13, 2006.

The purpose of the Agreement is to secure the continued service and dedication of Mr. Anderson in the event of an actual or threatened change in control of the Company.  Payments under the Agreement are in full settlement of all other severance payments that may otherwise be payable to Mr. Anderson under any other severance plan or agreement of the Company.  The Agreement becomes operative only upon an actual or threatened Change in Control (as defined in the Agreement).

If Mr. Anderson’s employment is terminated during the two-year period following a Change in Control of the Company, either by the Company other than for Cause (as defined in the Agreement) or by Mr. Anderson for Good Reason (as defined in the Agreement, including the termination of employment for any reason during the 30-day period commencing six months after the date of such Change in Control), Mr. Anderson will be entitled to receive: (a) a lump sum cash amount equal to his unpaid salary and bonus amounts that have become payable, plus a pro-rata portion of his annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to 2 times the sum of (i) his highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) his annual incentive bonus earned for the last completed fiscal year of the Company; and (c) continuation of medical, dental, accident, disability and life insurance benefits for Mr. Anderson and his dependents for a period of two years following his date of termination of employment.  If Mr. Anderson’s date of termination is within two years of the earliest date on which such termination could be considered a Retirement (as defined in the Agreement), the benefits described in (b) and (c) in the preceding sentence will be reduced accordingly. In the event that payments related to a Change in Control of the Company under the Agreement or otherwise are subject to excise tax under Section 4999 of the Internal Revenue Code, the Company will generally provide Mr. Anderson with an additional amount sufficient to enable him to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid without giving rise to such excise tax.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: February 26, 2007	MAINSOURCE FINANCIAL GROUP, INC.

/s/ James L. Saner, Sr.
James L. Saner, Sr.
President and Chief Executive Officer